EXHIBIT 10.1

AMENDMENT NO. 1 TO THE

SECURITIES PURCHASE AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) is made as of May 11, 2021 to the Securities Purchase Agreement executed on June 11, 2018 (“SPA”) by and between Rockwell Automation, Inc. (“RA”), and PTC Inc. (“PTC,” and together with RA, the “Parties”).

RECITALS

WHEREAS, the Parties entered into the Third Amended and Restated Strategic Alliance Agreement (“SAA”) effective as of October 1, 2020 which, among other changes and clarifications, extended the term of the SAA through September 30, 2023;

WHEREAS, the Parties are party to that certain Registration Rights Agreement executed on July 19, 2018 governing RA’s registration rights with respect to the 10,582,010 shares of PTC Common Stock purchased by RA on July 19, 2018 pursuant to the SPA; and

WHEREAS, the Parties wish to amend the SPA to extend the term of certain of the provisions in light of the extension of the SAA through September 30, 2023 and to make other changes to the SPA as set forth in this Amendment No. 1.

NOW, THEREFORE, in consideration of the foregoing, and in reliance on the mutual agreements contained herein, the Parties agree:

1.	Clause (a) of Section 4.1 of the SPA is amended by replacing “the third (3rd) anniversary of the Closing Date” with “September 30, 2023”.
2.	Section 4.2(c) of the SPA is deleted and replaced with the following:

“(c)Transfers of Securities, subject in each case to Section 4.3, that do not exceed, (i) for Shares sold in open market transactions, in the aggregate in any 90-day period, a number of Shares equal to 1% of the total outstanding shares of Common Stock as of the first date in such 90-day period; and (ii) for Shares sold in a Marketed Underwritten Shelf Offering (as defined in the Registration Rights Agreement and subject to the terms thereof) and other than in open market transactions or in a Marketed Underwritten Shelf Offering, in the aggregate in any one-year period, a number of Shares that does not exceed 5% of the total outstanding shares of Common Stock as of the closing date of the first such offering or sale, provided that no more than one Marketed Underwritten Shelf Offering may be conducted in any one-year period.  For the avoidance of doubt, Transfers permitted by (c)(i) are not aggregated with Transfers permitted by (c)(ii).”

3.	Section 5.1(f) of the SPA is hereby deleted in its entirety and replaced with the following:

“(f) Notwithstanding anything contained herein to the contrary, if the Board shall establish a Board Committee to consider (i) a proposed contract, transaction or other arrangement between the Purchaser (or any of its Affiliates), on the one hand, and the Company or any of its Subsidiaries, on the other hand, (ii) the enforcement or waiver of the rights of the Company or any of its Subsidiaries under any agreement between the Purchaser (or any of its Affiliates), on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (iii) a matter which the Board determines in good faith presents an actual or potential conflict of interest for the Purchaser Designee, then the Purchaser Designee may be excluded from participation in such Committee (and any portion of a Board meeting at which such matters may be discussed by the full Board), and Purchaser Designee shall not be entitled to receive copies of the written materials or other documents from such Board Committee (or any portion of the Board meeting at which such matters are discussed).  However, Purchaser Designee may be excluded from participation in such Committee (and any portion of a Board meeting or other formal or informal Board discussion to which all other Directors are invited at which such matters are discussed) only if Purchaser Designee receives reasonable notice (which notice shall be deemed duly given under this Section 5.1(f) if given via telephone at such telephone numbers provided to the Company for such purpose or, failing successful telephone notice, by email to the Purchaser Designee at such email address provided to the Company for such purposes, it being agreed that (x) an attempt to deliver notice by telephone will only be successful if the Purchaser Designee actually answers the phone (for the avoidance of doubt, delivering a voicemail message is not sufficient), (y) no written confirmation of receipt shall be required and (z) the Company need not make more than one attempt to contact the Purchaser Designee via telephone)) of the intention to exclude Purchaser Designee prior to the formation of such Committee, and Purchaser Designee may be excluded from participation in any portion of a Board meeting or other formal or informal Board discussion to which all other Directors are invited at which such matters are discussed only if Purchaser Designee receives reasonable prior notice of the intention to exclude Purchaser Designee.”

4.	The introductory clause to Section 5.3 of the SPA is deleted and replaced with the following:

“Except at the express invitation of the Company in its sole discretion, for the period commencing on the Closing Date and ending on the latest of (a) the third (3rd) anniversary of the Closing, (b) the one month anniversary of any expiration or termination of the Strategic Alliance Agreement and (c) the date upon which the Director Period expires (such period, the “Standstill Period”), no Holder or Affiliate thereof (as such term is defined in Rule 12b-2 of the Exchange Act) will, directly or indirectly:”

5.	Section 5.3(f) of the SPA is hereby deleted in its entirety and replaced with the following:

“(f) request the Company (or any of its officers, directors, Affiliates, employees, attorneys, accountants, financial advisors and other professional representatives), directly or indirectly, to amend or waive any provision of this Section 5.3 (including this sentence), except that the Purchaser may request the Company to so amend or waive any provision of this Section 5.3 (including, without limitation, to request an opportunity to discuss with the Company’s Chairman and/or its Chief Executive Officer a potential Business Combination involving the Company and the Purchaser) through a private communication to the Company’s Chairman and/or its Chief Executive Officer that does not and could not require the Company (in the reasonable determination of the Purchaser) or the Purchaser or any of its Affiliates to make any public announcement regarding a potential Business Combination or any of the matters set forth in clauses (a) through (f) (including, without limitation, pursuant to Section 13 of the Exchange Act or any rules or regulations promulgated thereunder);”

6.	Section 5.3(g) of the SPA is hereby deleted in its entirety and replaced with the following:

“(g) make any public announcement regarding a potential Business Combination or any of the matters set forth in clauses (a) through (f), or take any action that could require the Company (in the reasonable determination of the Purchaser) to make a public announcement regarding a potential Business Combination or any of the matters set forth in clauses (a) through (f);”

7.	The last paragraph of Section 5.3 of the SPA is amended by adding thereto the following:

“Prior to the expiration or termination of the Strategic Alliance Agreement and during any period that the restrictions of this Section 5.3 are in effect, the Company will notify the Purchaser that the Company has entered into a definitive agreement with a third party to effect a Business Combination as promptly as possible after the Company has entered into such agreement (if the Company has not advised the Purchaser in writing prior to entering into such agreement) and in any event prior to the public announcement thereof by the Company; provided that the Purchaser shall keep confidential the contents of such notice until such public announcement. Prior to the expiration or termination of the Strategic Alliance Agreement and during any period that the restrictions of this Section 5.3 are in effect, at least 48 hours before the Company publicly announces, at the direction of the Board (or an authorized committee), that it has retained a financial adviser to explore strategic alternatives for the Company, the Company shall give the Purchaser notice of its intention to do so, and promptly (and in any event prior to making such a public announcement) give the Purchaser the opportunity to discuss the subject with the Company’s Chairman or its Chief Executive Officer; provided that no such 48-hour notice and opportunity to discuss shall be required (but notice shall be provided to the Purchaser prior to the public announcement thereof) if (x) the Company determines, on the advice of legal counsel, that the disclosure of such retention of a financial advisor is required under applicable law or rules of any stock exchange or (y) such disclosure is being made in response to the public announcement by a third party of a proposal, or intent to make a proposal, for a Business Combination; and provided further that the Purchaser shall keep confidential the contents of such notice (and any related discussions with the Company’s Chairman or its Chief Executive Officer) as if it involved information disclosed to the Purchaser Designee in accordance with Section 5.1(b).  Notwithstanding anything to the contrary contained herein, any notice required to be provided by the Company to the Purchaser pursuant to the preceding two sentences shall be deemed duly given hereunder if given via telephone to the Chief Executive Officer or the Chief Legal Officer of the Purchaser at such telephone numbers provided to the Company for such purpose or, failing successful telephone notice, by email to both the Chief Executive Officer and the Chief Legal Officer of the Purchaser at such email addresses provided to the Company for such purposes (it being agreed that (i) an attempt to deliver notice by telephone will only be successful if the person actually answers the phone (for the avoidance of doubt, delivering a voicemail message is not sufficient), (ii) no written confirmation of receipt shall be required and (iii) the Company need not make more than one attempt to contact any such person via telephone).”

8.	Section 8.19 of the SPA is deleted and replaced with the following:

“Director Period” means the period commencing on the Closing Date and ending on the earlier of (i) the date on which the Purchaser beneficially owns shares of Common Stock representing less than 5.0% of the total outstanding shares of Common Stock and (ii) the effective date set forth in a written notice from the Purchaser to the Company in which both (x) the Purchaser fully and irrevocably abdicates its rights pursuant to Section 5.1 and (y) the Purchaser Designee has tendered to the Board his or her resignation from the Board.

9.	Section 8.66 of the SPA is deleted and replaced with the following:

“Strategic Alliance Agreement” means the Strategic Alliance Agreement, dated as of June 11, 2018, between the Company and the Purchaser, including all schedules, exhibits and annexes thereto, as the same may be amended and/or amended and restated.

10.	If any provision of this Amendment No. 1 contradicts or otherwise conflicts with any provision of the SPA, then the provisions of this Amendment No. 1 shall control.
9.

This Amendment No. 1 may be executed by signatures exchanged via electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as otherwise contemplated by this Amendment No. 1, the SPA shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment No. 1 as of the date first set forth above.

PTC INC.	ROCKWELL AUTOMATION, INC.
/s/James Heppelmann Signature of Authorized Representative	/s/Blake Moret Signature of Authorized Representative
James Heppelmann Name	Blake Moret Name
President and CEO, PTC Title	CEO Title

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